Exhibit 99.2

FOR RELEASE: Thursday, Dec. 27, 2006, 4:30 p.m.

CONTACT:

Blair Corporation

Jude Dippold, Communications Director

814 723-3600

BLAIR PRESIDENT AND CEO

ANNOUNCES RETIREMENT

WARREN, Pa., (December, 7, 2006) – Blair Corporation (Amex: BL), (www.blair.com), today said that its President and Chief Executive Officer John Zawacki has announced his decision to retire from the Company and to resign from the Board on April 1, 2007. Zawacki, who has served as Blair President and CEO since December, 1999, informed the Company’s Board of Directors of his decision during a regularly scheduled meeting Thursday.

In response to Zawacki’s decision, Craig Johnson, Chairman of the Blair Corporation Board of Directors, announced that the board was establishing a transition committee to assist the full board in the selection of Zawacki’s successor. Johnson also announced that Blair’s Chief Operating Officer and Chief Financial Officer, Adelmo S. Lopez, has been appointed to the position of executive vice president. As executive vice president, Lopez will continue to report to Zawacki but will be directly responsible for all operations within the Company.

In announcing Zawacki’s pending retirement, Johnson observed, “John has led Blair with the strength, dedication and passion needed to effectively take the Company through one of the most intense periods of change in its history. The transformations he set in motion are now nearly complete. We all owe him a debt of gratitude for his tireless commitment in positioning Blair for the future and for his 35 years of loyalty and dedicated service to the Company.”

Zawacki said his decision to retire came after considerable reflection over the past year.

“During the past year, I’ve had the opportunity to reflect on the nature of my role as Blair’s president and chief executive officer,” Zawacki observed. “It has been both a privilege and a challenge to serve at the helm of this Company during a period that has been, perhaps, the most pivotal in the history of our organization. During my tenure as chief executive officer, the entire nature of the marketplace in which we compete has changed. In retrospect, I can see clearly that my role has been to reposition the Company for success in that new environment.”

Zawacki cited a number of steps the Company has taken in recent years as among his proudest accomplishments, including moving Blair into the world of e-commerce, efforts to remake the Company’s culture and management structure, and the recruitment of an independent board of directors.

“Change has not been easy for Blair, but it is absolutely necessary to ensure the Company’s future,” Zawacki said. “Many of our decisions have been difficult, both for me personally and for our associates; however, sometimes tough decisions are necessary, and, in this case, they have helped solidify Blair’s business platform and complete our transformation from a direct mailer into a true multi-channel marketer.”

Zawacki said, “With that transformation nearing completion over the next several months, my role here will have reached its logical conclusion. With that foundation in place, I will leave with no regrets, a deep sense of accomplishment, and a heart full of fond memories for this Company and its associates during my past 35 years of service.”

Zawacki did not announce any specific plans for the future but indicated he would like to pursue the possibilities of contributing to society in the form of non-profit service.

“My heart and my faith have long led me to believe that we are called to serve in ways that go well beyond careers and business accomplishments, and I intend to act on that belief,” Zawacki said.

Zawacki, a Warren native and graduate of Thiel College, joined Blair, then the New Process Company, in 1972 after holding a position in financial management with General Electric. He dedicated 28 years to increasingly responsible positions in Blair’s Womenwear Department. He has served on the Company’s Board of Directors for the past 19 years and has been President and Chief Executive Officer for the past seven years.

In his most recent position, Lopez served as Group General Manager, responsible for five strategic business units, at Russell Corporation, a $1.4 billion branded athletic, activewear and outdoor company. Prior to assuming that position, he was Vice President, Mass Retail, at Russell.

Before joining Russell, Mr. Lopez served as Vice President and Chief Financial Officer of Dole Fresh Fruit International, a $1.6 billion subsidiary of Dole Food Company, and as Regional Vice President of Frito Lay. Prior to those positions, he held a series of executive positions in Sara Lee Corporation and its subsidiaries and joint ventures.

ABOUT BLAIR

Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs approximately 2,000 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (Amex:BL). For additional information, please visit http://www.blair.com.

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws, including without limitation, statements containing the words “will,” “believes,” “plans,” “expects,” “anticipates,” and words of similar import. The company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the company and its management as a result of a number of risks, uncertainties and assumptions.